Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Angelos M. Stergiou, MD, ScD hc, President and Chief Executive Officer, SELLAS Life Science Group

P R E S E N T A T I O N

Operator

Greetings and welcome to the SELLAS Life Sciences Group Corporate Update Call.

At this time all participants are in a listen-only mode. Before we begin, please note that today’s call contains forward-looking statements, the accuracy of which depends on future events outside SELLAS’ control and therefore could cause actual results to differ materially from those forward-looking statements. The forward-looking statements are made as of the date of this call only. Additional information regarding the risks and uncertainties and other important factors, any of which could cause SELLAS’ actual results to differ from those contained in these forward-looking statements can be found under the section titled Risk Factors in SELLAS’ annual report on Form-10-K filed on March 28, 2024, and in other SEC filings.

With that, I would like to turn the call over to Dr. Angelos Stergiou, President and Chief Executive Officer of SELLAS. Please go ahead Angelos.

Dr. Angelos M. Stergiou

Good morning.

Today, I am excited to share a significant milestone in our galinpepimut-S,GPS, journey, an accomplishment that underscores our unwavering commitment to advancing the fight against leukemia. We have just reached the interim analysis trigger, 60 events, in our pivotal Phase 3 REGAL study, a step that brings us closer to the potential of adding GPS as a powerful ally in the battle against this devastating disease.

This achievement is made possible through the strength, resilience, and partnership of many. We extend our deepest gratitude to the patients and their families, who are at the heart of this journey. Their courage inspires us daily and drives our dedication to making a meaningful difference in their lives and the lives of countless others.

We also honor the outstanding efforts of the principal investigators and the clinical study teams who work tirelessly to make this study a reality. Their expertise and unwavering commitment to quality and compassion reflect the values we hold at the core of our Mission here at SELLAS.

Our SELLAS team’s exceptional work in bringing this study to fruition has been nothing short of remarkable. Each milestone reached is a testament to our passion and commitment to creating impactful solutions in oncology. I wholeheartedly want to thank our employees who are integral in our Mission and without whose diligence and tireless work, our clinical programs would not be possible.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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And, of course, I want to thank you, our shareholders, who have supported our cause over the years. On behalf of all our dedicated employees and our Board, I want to express my gratitude for your continued support and confidence in our Company, a matter that I neither take lightly, nor for granted.

As I have stated over the years, we are confident that by staying true to our Mission, working diligently, and executing our strategic initiatives, we will unlock significant value for our shareholders as well as patients and physicians.

Now, let me review with you what lies ahead for GPS and the REGAL study and potential outcomes as we proceed towards the expected IDMC meeting next month in January.

As a reminder, REGAL is a Phase 3 open-label registrational clinical trial of GPS in AML patients who have achieved complete remission following second-line salvage therapy, CR2 patients. The primary endpoint of the trial is the overall survival.

The Independent Data Monitoring Committee, or IDMC, is an independent multidisciplinary group consisting of clinicians and a biostatistician with extensive collective experience in managing patients with acute myeloid leukemia and in conducting and monitoring randomized clinical trials.

The primary role of the IDMC is to routinely assess participants’ safety, evaluate the safety and efficacy data by intervention group, and monitor the overall conduct of the study to ensure the trial’s validity and scientific integrity. The IDMC Charter provides for specified reviews of safety, efficacy, and futility in addition to the interim and final analyses.

The IDMC will meet next month and, in particular, will focus on efficacy, futility and safety analyses following the activation of prespecified 60 event for interim analysis.

We enrolled 126 patients into the REGAL study. Since the REGAL study is event-driven, the required rate of events defined as patients’ deaths, for the interim analysis, represents 48% of the study population. For the final analysis, an event rate of 63%, or 80 events, will be required.

Our Independent Statistical Center reviews the statistical analysis plan for the IDMC and prepares and distributes open and closed session reports to all IDMC members. While this is an open-label study, the randomization list and summary of data by treatment regimens are not provided to SELLAS.

The Independent Statistical Center, EMMES Company, will now perform further analyses, summarize and tabulate the totality of the data and provide Kaplan Meier plots and any other analyses that may be required by the IDMC to the Committee. Independent statisticians need to provide the data to the IDMC at least five days prior to their meeting. A conservative version of the O’Brien-Fleming monitoring boundary will be used at the 60 event interim analysis that preserves the strength of evidence to declare statistical significance at both the interim and final analyses in this 80 event trial. We have previously provided guidance as to what we need to observe at the 80 event final analysis to declare statistical significance with an estimated Hazard Ratio for Overall Survival of approximately 0.636.

In the closed sessions of the January IDMC meeting, the IDMC will discuss unblinded data from the REGAL trial, including information about the relative efficacy and safety of interventions. To ensure that the IDMC will be fully informed to fulfill its primary mission of safeguarding the interest of participating patients, the IDMC will have access to unblinded data for its assessment of safety, futility and efficacy.

Following the closed session, an open session will be held which allows SELLAS and the IDMC an opportunity to discuss the trial-related matters, and, if warranted, for the IDMC to request additional information deemed relevant to executing their responsibilities. The database will also be further cleaned to assure any queries are resolved, as simple as assuring patients’ ages have been correctly entered to concomitant medication and dates when CRs were recorded, the survival dates, and so forth.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The open session is the only portion of the IDMC meeting during which SELLAS representatives may participate and only blinded data will be discussed during the open session.

After IDMC’s discussion with SELLAS during that open session, IDMC will have a second closed session without SELLAS present. Following the second closed session, SELLAS representatives will be invited to rejoin the meeting to receive verbal recommendations from the Chair of the IDMC. These recommendations will address trial monitoring and will specify whether to continue the trial without modification, continue with modification, or discontinue the trial.

Now, in case of a recommendation to discontinue the trial, the decision would be based on results from either the futility analysis, indicating that GPS did not show a positive effect in the REGAL AML patients, or due to exceptional efficacy already seen at the interim analysis, where GPS has shown an exceptional efficacy benefit in the REGAL study.

We, as the study sponsor, hope that the IDMC will recommend stopping the study due to exceptional efficacy observed at this interim analysis already or proceeding to the final study analysis at 80 events.

To further clarify around the final 80 events, if the recommendation would be to proceed to 80 events, this may indeed indicate that GPS extends survival to reach statistical significance, and would be a very encouraging recommendation, because the IDMC will perform a futility analysis in the expected January meeting instead of discontinuing the study in January for futility.

I’m merely providing the above thoughts to help you understand the potential outcomes as we are proceeding towards next month’s IDMC meeting.

As per the IDMC Charter and alignment with regulators, if the IDMC recommends stopping the study for efficacy and recommends unblinding, no action will be taken until SELLAS communicates this recommendation to the FDA and receives its input.

To be clear, SELLAS will inform the public, as we have done in the past, of the IDMC recommendation as soon as it is available to us along with any relevant information.

As part of our commitment to maintaining the integrity of the trial, we will provide a full update once the trial is complete and the data is unblinded, unless otherwise guided by the IDMC or regulatory agencies.

In conclusion, as we move forward, our resolve is stronger than ever. This milestone fuels our hope and ambition to bring innovative treatments to those who need them most. We are optimistic and committed about what lies ahead and remain dedicated to achieving our goals. Together, we are making strides toward a brighter future.

Thank you for your trust, support, and shared vision for a world where hope for leukemia patients is within reach.

On behalf of our SELLAS family, I would like to wish you and your loved ones at this time, Happy Holidays, Merry Christmas and a Happy, Healthy and Successful New Year. Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

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